United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: July 27, 2009
(Date of earliest event reported)

Applied Signal Technology, Inc. (Exact name of registrant as specified in its charter)
California (State or other jurisdiction of incorporation or organization)	000-21236 (Commission file number)	77-0015491 (I.R.S. Employer Identification No.)
400 West California Ave., Sunnyvale, CA 94086 (Address of principal executive offices)
(408) 749-1888 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

On July 27, 2009, Applied Signal Technology, Inc. (the “Company”) announced the appointment of Mr. Mark M. Andersson as Chief Operating Officer, effective July 27, 2009. Mr. Andersson will report to President and Chief Executive Officer, Mr. William B. Van Vleet, and will be responsible for the day-to-day operations of the Company.

Mr. Andersson joins the Company from the Harris Corporation, where he served as Vice President of Business Development, National Programs business unit of Harris Government Communications Systems Division. Mr. Andersson has over 25 years of experience in the development and implementation of state-of-the-art technology and turnkey system solutions for the defense, intelligence, and law enforcement communities, including signals intelligence (SIGINT), imagery intelligence (IMINT), and information management applications. Mr. Andersson began his career at the Harris Corporation in the early 1980s, where he worked primarily on studies, programs, and pursuits with the National Security Agency (NSA). In 1995, Mr. Andersson joined the Proprietary Programs business area where he provided exemplary program management of mission-critical development and systems integration programs. Since early 2000, Mr. Andersson has held multiple leadership positions overseeing strategic planning and operations for a number of significant lines of business serving the intelligence community.

In consideration of his appointment as Chief Operating Officer, the Compensation Committee of the Board of Directors approved a base salary payable to Mr. Andersson of $325,000 per annum, a target bonus of 30% of his base salary payable to him under the Company’s Annual Incentive Plan, and a hire-on bonus of $50,000. In addition, the Compensation Committee awarded Mr. Andersson 10,000 shares of restricted stock, vesting in four equal annual installments on the anniversary of the date of grant. Mr. Andersson is a participant under the Company’s Executive Retention and Severance Plan, previously disclosed in the proxy materials provided to the Company’s stockholders.

A copy of the press release announcing these actions is attached hereto as Exhibit 99.1.

(e)

See the disclosure of the compensation arrangements entered into with Mr. Andersson as Chief Operating Officer described under subsection (c) above.

Item 9.01 Financial Statements and Exhibits.

(c)  Exhibits.

Exhibit No.	Description
Exhibit 99.1	Press Release dated July 27, 2009 announcing appointment of new Chief Operating Officer.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 27, 2009	Applied Signal Technology, Inc.
By: /s/ James E. Doyle James E. Doyle Chief Financial Officer

Exhibit 99.1

Applied Signal Technology, Inc. Selects New Chief Operating Officer

SUNNYVALE, California, July 27, 2009 – Applied Signal Technology, Inc. (AST) (NASDAQ: APSG), a market leader in advanced intelligence, surveillance, and reconnaissance (ISR) solutions, today announced the selection of Mark M. Andersson as Chief Operating Officer, effective July 27. Mr. Andersson will report to President and Chief Executive Officer, William B. Van Vleet, and will be responsible for day-to-day operations, enabling Mr. Van Vleet to more closely focus on long-term strategic and financial development of the company.

Mr. Andersson joins AST from the Harris Corporation where he served as Vice President of the Proprietary Programs business area of Harris Government Communications Systems Division (GCSD), a leading supplier of enabling technology and custom communications system solutions for proprietary U.S. Government customers.

Mr. Andersson has more than 26 years experience in the development and implementation of state-of-the-art technology and turnkey system solutions for the defense, intelligence, and law enforcement communities, including signals intelligence (SIGINT), imagery intelligence (IMINT), and information management applications.

He began his career at the Harris Corporation in the early 1980s where he worked primarily on studies, programs, and pursuits with the National Security Agency (NSA). In 1995, Mr. Andersson joined the Proprietary Programs business area where he provided exemplary program management of mission-critical development and systems integration programs. Since early 2000, Mr. Andersson has held multiple leadership positions and has overseen strategic planning and operations for a number of significant lines of business which serve the intelligence community.

Mr. Andersson is a graduate of the University of Virginia with a Bachelor of Science in Electrical Engineering and holds an MBA from Georgia State University. He has participated in the Harris WIN Government Systems (WINGS) management development program, is a member of the Armed Forces Communications and Electronics Association, and is the recipient of numerous exemplary leadership awards.

Mr. William B. Van Vleet, Chief Executive Officer, commented, “We are very pleased to expand our management team with this new position. Mark’s experience and expertise in the areas of systems engineering, program management, business development, and marketing will help us achieve sustainable, year-over-year growth in our core businesses. We believe that with his operational leadership, we will increase our ability to capture new programs and maintain our excellent record of execution. At the same time, we believe that we now have a management structure that can better address our ongoing vision of an enhanced competitive position and a more diversified business. It remains our intent to leverage our considerable capabilities and financial resources for the long-term benefit of our customers, our partners, and our shareholders.”

About Applied Signal Technology, Inc.
Applied Signal Technology, Inc. is a leading provider of advanced intelligence, surveillance and reconnaissance (ISR) products, systems, and services that enhance global security. For further information about Applied Signal Technology, visit our website at www.appsig.com.

Contact:

James Doyle
Chief Financial Officer
(408) 749-1888

Or

James Palczynski
ICR
Investor Relations
(203) 682-8229